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                                                               EXHIBIT 23(d)


                         CONSENT OF KPMG PEAT MARWICK


The Board of Directors
Boatmen's Bancshares, Inc.

We consent to the incorporation by reference in the registration statement on Form S-3 of Boatmen's Bancshares, Inc. of our report dated January 24, 1992, except for Note 23 which is as of February 24, 1992, relating to the consolidated statements of income, stockholders' equity and cash flows of First Amarillo Bancorporation, Inc. and subsidiaries for the year ended December 31, 1991, which report appears in the December 31, 1993 annual report on Form 10-K of Boatmen's Bancshares, Inc. and to the reference to our Firm under the heading "Experts" in the Prospectus.


                                      /s/ KPMG Peat Marwick

                                      KPMG Peat Marwick

Amarillo, Texas
April 13, 1994